EXHIBIT (12)
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                                 THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
                                 ---------------------------------------------
                               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
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                                              Millions of Dollars
                                                                                                                  Six Months Ended
                                                                         Years Ended June 30                        December 31
                                                          ---------------------------------------------------    ------------------

                                                           1996       1997       1998       1999       2000       1999       2000
                                                          -------    -------    -------    -------    -------    -------    -------
EARNINGS AS DEFINED
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  Earnings from operations before income taxes
    after eliminating undistributed earnings
    of equity method investees                            $ 4,695    $ 5,274    $ 5,704    $ 5,866    $ 5,474    $ 3,432    $ 3,486

  Fixed charges, excluding capitalized interest               576        534        639        751        811        439        449
                                                          -------    -------    -------    -------    -------    -------    -------

    TOTAL EARNINGS, AS DEFINED                            $ 5,271    $ 5,808    $ 6,343    $ 6,617    $ 6,285    $ 3,871    $ 3,935
                                                          =======    =======    =======    =======    =======    =======    =======


FIXED CHARGES, AS DEFINED
-------------------------
  Interest expense including capitalized interest         $   493    $   457    $   548    $   650    $   792    $   325    $   384
  1/3 of rental expense                                        92         77         91        101         89         53         46
                                                          -------    -------    -------    -------    -------    -------    -------

    TOTAL FIXED CHARGES AS DEFINED                        $   585    $   534    $   639    $   751    $   881    $   378    $   430
                                                          =======    =======    =======    =======    =======    =======    =======

    RATIO OF EARNINGS TO FIXED CHARGES                        9.0       10.9        9.9        8.8        7.1       10.2        9.2
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